The absorption-type merger described in this convocation notice involves the securities of a Japanese company and is subject to the disclosure requirements of Japan, which are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with non-U.S. accounting standards, which may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim that you may have arising under the U.S. federal securities laws since the issuer is located in Japan, and all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court based on violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities by means other than through the absorption-type merger, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Translation]
Management Philosophy of the Group

Vitec leverages the Device Business Group and Environmental Energy Business Group in a way that builds a brighter future for the global environment while working toward more affluence in people’s lifestyles.

Code of Conduct of the Group

Vitec has the Vitec Code of Conduct established for compliance with applicable laws, the articles of incorporation, regulations and corporate ethics.

1.	Compliance with laws and respect for human rights

Act consciously as a member of the international community.  Comply with domestic and overseas laws and regulations in addition to internal regulations.
Respect human rights.  Allow no discrimination on the basis of race, creed, sex, social status, religion, nationality, age, mental or physical disability or the like.

2.	Fair trading

Maintain fair and transparent relationships with all stakeholders in the Company for fair business transactions.

3.	Gifts / entertainment

Offer business partners no economic benefits such as money, gifts, and entertainment not acceptable to current social standards.
In addition, receive no economic benefits not acceptable to current social standards from any business partners.

4.	Work environment development

Respect the character, personality, and life of individual employees.  Provide opportunities and a work environment that enable each employee to have a sense of unity as a member of the Company and to maximize their potential of qualification improvement and skill development.

5.	Public and private

Draw a clear line between the role of company worker and role of private individual.  Bring no private interest into the workplace, and be in no capacity as company worker outside the workplace.

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6.	Information management

Place strict controls on confidential, customer and personal information in possession of the Company. Such information shall neither be disclosed to a third party nor used for any purposes other than those for the Company’s business operations.

7.	Relations with politics and government agencies

When donating money to a political party or other organization, comply with the Political Funds Control Law and other applicable laws and regulations to follow the proper method.

8.	Response to antisocial forces and organizations

Establish no relationship with an antisocial force or organization, which poses a threat to social order and safety.

9.	Environmental protection

Comply with environmental laws and regulations.  Promote educational activities relating to environmental protection and efficient use of natural resources and energy.

10.	International trading

When trading internationally, comply with the Foreign Exchange and Foreign Trade Law and other export/import-related laws and regulations plus applicable laws and regulations of the trading partner country.

11.	Prohibition of insider trading

Avoid insider trading and other suspicious stock transactions.

12.	Relations with shareholders, investors, etc.

Disclose corporate data such as the Company’s management details and business activities to the Company’s shareholders, investors, etc. fairly and impartially in a timely fashion in accordance with the applicable laws and regulations.

13.	Management of company assets

Place strict controls on the Company’s assets (commodities, equipment, information, and other material and immaterial assets) in accordance with the internal regulations. The Company’s assets shall not be used for individual uses or for any other purposes than for the Company’s business.

14.	Penalties

In the event of violation to this Code of Conduct, the violator and his or her supervisor shall be penalized in accordance with the Working Regulations and other applicable regulations.

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Securities Code: 9957

November 9, 2018

To our shareholders:

Kunihiro Konno
Chairman & President
VITEC HOLDINGS CO., LTD.
3-6-5, Higashi Shinagawa,
Shinagawa-ku, Tokyo

Notice of Convocation of an Extraordinary General Meeting of Shareholders

VITEC HOLDINGS CO., LTD. (hereinafter referred to as “the Company”) will hold an Extraordinary General Meeting of Shareholders as explained below, and we respectfully request your attendance at the meeting.

If you are unable to attend the meeting in person on the day, you may exercise your voting rights by writing. Please review the Reference Materials for the General Meeting of Shareholders attached below, indicate your approval or disapproval for each of the proposals on the enclosed form for exercising voting rights and return it to the Company no later than 5:30 PM on Monday, November 26, 2018.

1.	Date and Time:	10:00 AM on Tuesday, November 27, 2018.
2.	Venue:	HARBOR CIRCUS, 3F, Dai-ichi Hotel Tokyo Seafort, 2-3-15, Higashi Shinagawa, Shinagawa-ku, Tokyo
3.	Agenda:

Matters to be resolved:
	Proposal No. 1:	Approval of the Absorption-type Merger Agreement between the Company and UKC Holdings Corporation

	Proposal No. 2:	Dividends of Surplus

We ask those attending in person on the day to present the enclosed form for exercising voting rights at the reception desk of the venue.
In the event of revisions to the Reference Materials for the General Meeting of Shareholders, the revised documents will be made available on the Company’s website on the internet (address: http://www.vitec.co.jp).

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Reference Materials for the General Meeting of Shareholders

Proposal No. 1:	Approval of the Absorption-type Merger Agreement between the Company and UKC Holdings Corporation

The boards of directors of the Company and UKC Holdings Corporation (“UKC”) determined at their respective board of directors meetings on September 14, 2018 to implement a business integration of the Company and UKC in the spirit of equality (the “Business Integration”).

The Company and UKC also executed on the same day an absorption-type merger agreement (the “Absorption-type Merger Agreement”) regarding an absorption-type merger in which UKC will survive and the Company will be absorbed and the effective date of which is April 1, 2019 (scheduled) (the “Absorption-type Merger”).  We therefore request you to approve the Absorption-type Merger Agreement.  The reason for conducting the Absorption-type Merger, the details of the Absorption-type Merger Agreement, and other matters related to this proposal are as follows.

1.	Reason for conducting the Absorption-type Merger

UKC was established in October 2009, through a joint share transfer by USC Corporation and Kyoshin Technosonic Co., Ltd.  Since then, UKC has been operating (i) a semiconductor and electronic component business which mainly handles Sony’s image sensors as well as touch screen panel and LCD panel related materials, (ii) an electronic equipment business which mainly handles professional-use products such as video cameras for broadcasting, and (iii) a system equipment business which mainly handles contactless IC card related products for NFC and FeliCa.  By combining these competitive products with the provision of finely-tuned technical support by its specialized engineering organization, EMS (electronic manufacturing services), reliability tests and environmental material analysis services for semiconductors and electronic components, UKC offers solutions that satisfy the needs of customers.  In the medium term, UKC is solidifying its foundation for technology-based system solutions and AI (Artificial Intelligence)/IoT (Internet of Things) related businesses while reinforcing its existing businesses, with the aim of “strengthening the ability to offer profit-generating technology-oriented proposals” and evolving into a technical trading company.  UKC is also seeking to enhance its corporate value by securing greater profits and maximizing the return of investment into new and growing fields.

By contrast, in 1987, the Company was established as a distributor for Sony’s semiconductors and electronic components.  Since then, the Company has been working on enhancing its product (merchandise) line-up and sales channels, with a focus on overseas manufacturers, while endeavoring to expand its operations through measures such as active business and capital alliances.  In 2010, the Company entered into the procurement business as well as the environmental energy business (power generation, power producer and supplier business and plant factory), which is a new field.  This has led to substantial growth in both sales and profit.  Moreover, in accordance with its “New Medium-term Management Plan,” which was released on February 26, 2018, under the theme of “global, social contribution and co-creation,” the Company has sought to increase revenue by launching new businesses, carrying out structural reforms, striving to achieve growth and generate profit by accelerating the transition to high value added businesses, and promoting various efforts with the aim of realizing an electronics value co-creation company.

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In recent years, the circumstances surrounding an electronics trading company have been changing drastically as represented by the “intensifying competition due to market maturity and emerging companies entering the market,” the “beginning of an era of AI/IoT,” “greater diversity and sophistication of the customers’ and suppliers’ needs,” a “capital market requirement for maximized management efficiency and corporate value” and a “change of management/business structure, business policies and flow of transactions by industry-leading manufacturers.”  In order to sustain growth and development of the Company and UKC(collectively, the “Parties”)’s businesses under such circumstances, the expansion of operations, business areas and the customer base, enhancement of product lineups, and efforts to create businesses with high added value through proposal and technical development support, are essential.

The Parties have been holding discussions based on the understanding that, to be able to play a leading role among the electronics trading companies, it will be necessary, in addition to making the above-mentioned efforts, to attain and continue to pursue greater scale and revenue through an alliance with other companies.  Through their discussions, the Parties found that there is an affinity between UKC’s management philosophy, which is to “create new value through technology and innovation in the field of electronics and contribute to the development of the society,” and that of the Company, which is to “create prosperous life and an earth-friendly future through the ‘device business’ and ‘environmental energy business.’”  The Parties also discovered that their suppliers, customers, EMS businesses, procurement businesses, electronic equipment businesses, engineering service businesses and overseas operations substantively complement each other.  As such, the Parties agreed that they would be the most suitable partners capable of mutually utilizing their respective management resources.  More specifically, the Parties both recognized that it would be possible to provide services with higher added value to both customers and suppliers if they improve efficiency by integrating their businesses, which are expected to generate synergies, aim to increase sales and profit and combine and further expand their strengths while respecting their respective uniqueness.  the Parties also determined that they would be able to utilize their management resources and pursue synergies in relation to their environmental energy businesses.  Thus, the Parties have reached an agreement to carry out the Business Integration in the spirit of equality.

Through the Business Integration, the Parties aim to become a company that can make contributions to their shareholders, customers, suppliers, communities and employees by understanding and respecting their respective history and corporate culture and taking advantage of their respective strengths.

2.	Details of Absorption-type Merger Agreement

The details of the Absorption-type Merger Agreement executed between the Parties on September 14, 2018 are as follows.

Absorption-type Merger Agreement

UKC Holdings Corporation (whose trade name is scheduled to be changed to Restar Holdings Corporation as of April 1, 2019; “UKC”) and VITEC HOLDINGS CO., LTD. (“the Company”) enter into this absorption-type merger agreement (this “Agreement”) as of September 14, 2018 (the “Execution Date”) as follows regarding an absorption-type merger between UKC and the Company.

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Article 1	Absorption-type merger

UKC and the Company shall, in accordance with the provisions of this Agreement, execute an absorption-type merger in which UKC will be the surviving company and the Company will be the absorbed company (the “Absorption-type Merger”).

Article 2	Trade names and addresses of parties

The trade names and addresses of UKC and the Company are as follows.

(1)	UKC
Trade name:	UKC Holdings Corporation (whose trade name is scheduled to be changed to “Restar Holdings Corporation” as of April 1, 2019)
Address:	1-11-2 Osaki, Shinagawa-ku, Tokyo

(2)	The Company
Trade name:	VITEC HOLDINGS CO., LTD.
Address:	3-6-5, Higashi Shinagawa, Shinagawa-ku, Tokyo

Article 3	Matters relating to shares and other monies, etc. to be delivered in Absorption-type Merger

1.
In the Absorption-type Merger, UKC shall deliver to each person who, at the time immediately prior to the time at which the Absorption-type Merger takes effect, is a shareholder of the Company (excluding UKC and the Company; the “Shareholders Receiving Allotment”) a number of common shares in UKC equal to the number of common shares in the Company owned by the Shareholders Receiving Allotment multiplied by 1 (the “Merger Ratio”).

2.
In the Absorption-type Merger, UKC shall allocate to each Shareholder Receiving Allotment a number of common shares of UKC equal to the number of common shares of the Company owned by that such Shareholder Receiving Allotment (but excluding shares for which a request for purchase of shares is made pursuant to the provisions of Article 785 of the Companies Act (Act No. 86 of 2005, as amended)) multiplied by the Absorption-type Merger Ratio.

3.
If there are any fractions less than one share in the number of common shares of UKC to be delivered to by UKC the shareholders of the Company pursuant to the preceding two paragraphs, they shall be handled in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4	Share capital, etc. of UKC

The Share capital, capital reserves, and retained earnings reserves of UKC will not increase through the Absorption-type Merger.

Article 5	Effective Date

The date on which the Absorption-type Merger takes effect (the “Effective Date”) shall be April 1, 2019; provided that, the Effective Date may be changed upon mutual consultation and agreement between the parties if as necessary for the procedures of the Absorption-type Merger or for other reasons.

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Article 6	Approval by shareholders meeting

1.
No later than the day immediately preceding the Effective Date, UKC shall seek a resolution of its shareholders meeting to approve this Agreement and regarding matters required for the Absorption-type Merger.

2.
No later than the day immediately preceding the Effective Date, the Company shall seek a resolution of its shareholders meeting to approve this Agreement and regarding matters required for the Absorption-type Merger.

Article 7	Dividends of surplus, etc.

Except as prescribed in the provisions of the following items, neither of UKC or the Company shall, after the Execution Date, make any resolution for a dividend of surplus with a record date that is the Effective Date or any date prior thereto, or make any resolution for an acquisition of own shares with an acquisition date that is the Effective Date or any date prior thereto (except where it is necessary to acquire its own shares in response to the exercise of rights by a shareholder in accordance with applicable laws and regulations, etc.).

(1)
UKC may pay dividends of surplus (i) to the shareholders and registered pledgees stated or recorded in the last shareholders registry as of September 30, 2018, with an upper limit of 62.5 yen per share and 981,251,313 yen in aggregate, and (ii) to the shareholders and registered pledgees stated or recorded in the last shareholders registry as of March 31, 2019, with an upper limit of 37.5 yen per share and 588,750,788 yen in aggregate.

(2)
the Company may pay dividends of surplus (i) to the shareholders and registered pledgees stated or recorded in the last shareholders registry as of September 30, 2018, with an upper limit of 35 yen per share and 503,083,420 yen in aggregate, and (ii) to the shareholders and registered pledgees stated or recorded in the last shareholders registry as of March 31, 2019, with an upper limit of 35 yen per share and 503,083,420 yen in aggregate.

Article 8	Amendment of terms and conditions of Absorption-type Merger and cancellation of this Agreement

During the period from the Execution Date to the Effective Date, if (i) there occurs a material change in the financial position or management status of UKC or the Company, (ii) there occurs or becomes apparent a situation that constitutes a material impediment to the implementation of the Absorption-type Merger, or (iii) it otherwise becomes significantly difficult to achieve the purposes of this Agreement, UKC and the Company may, upon mutual consultation and agreement, amend the terms and conditions of the Absorption-type Merger or any other contents of this Agreement, or cancel this Agreement.

Article 9	Effectiveness of Agreement

This Agreement will cease to be effective if (i) the approval for this Agreement of the shareholders meeting of either UKC or the Company as provided for in Article 6 is not obtained by the day immediately preceding the Effective Date, (ii) the approvals, etc. from relevant authorities, etc. that are necessary in order to implement the Absorption-type Merger as prescribed in laws and regulations, etc. (including foreign laws) are not obtained by the day immediately preceding the Effective Date, or (iii) this Agreement is cancelled pursuant to the preceding Article.

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Article 10	Consultation

If there arises any necessary matter regarding the Absorption-type Merger other than the matters prescribed herein, UKC and the Company shall determine such matter upon mutual consultation in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement and affix its name and seal, and each party retains one original.

September 14, 2018

UKC:	1-11-2 Osaki, Shinagawa-ku, Tokyo
UKC Holdings Corporation
President Nobuki Kurita

The Company:	3-6-5 Higashi Shinagawa, Shinagawa-ku, Tokyo
VITEC HOLDINGS CO., LTD.
Chairman and President Kunihiro Konno

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3.	Outline of matters set out in each item (excluding Items 5 and 6) of Article 182 of the Ordinance for Enforcement of the Companies Act

(1)	Matters related to the appropriateness of the consideration for the merger (Article 182, Paragraph 1, Item 1 and Paragraph 3 of the Ordinance for Enforcement of the Companies Act)

(i)	The number of shares to be delivered upon the Absorption-type Merger and matters related to the appropriateness of allotting those shares

1)	Details of the allotment in the Absorption-type Merger

	UKC (company surviving the absorption-type merger)	The Company (company absorbed in the absorption-type merger)
Merger ratio in the Absorption-type Merger	1	1

(Note 1)	Share allotment ratio

For each share of the stock of the Company, one (1) share of the stock of UKC will be allotted and delivered.  However, no share will be allotted upon the Absorption-type Merger for the 1,100 shares of the common stock of the Company held by UKC (as of September 30, 2018) and the 2,635 treasury shares held by the Company (as of September 30, 2018).

(Note 2)	The number of shares of the UKC stock to be delivered upon the Absorption-type Merger

Upon the Absorption-type Merger, UKC will allot and deliver 14,372,623 shares (scheduled) of the common stock of UKC to the shareholders of the Company at the time immediately before the effectuation of the Absorption-type Merger (excluding UKC, the Company and the shareholders who exercise their dissenting shareholders’ right to request purchase of shares under Article 785, Paragraph 1 of the Companies Act in relation to the Absorption-type Merger).  In addition, the shares to be delivered by UKC will be newly issued and the 3,704 treasury shares held by UKC (as of September 30, 2018) will not be allocated to the allotment of shares in relation to the Absorption-type Merger.

(Note 3)	Treatment of shares constituting less than one unit

The shareholders of the Company who will hold shares constituting less than one unit (less than 100 shares) of UKC stock upon the Absorption-type Merger will be entitled to use either of the following systems in relation to the common stock of UKC.  Shares constituting less than one unit cannot be sold on any financial instruments exchange market.

(a)	System of purchase for shares constituting less than one unit (sale of less than 100 shares)

In accordance with Article 192, Paragraph 1 of the Companies Act, a system pursuant to which a holder of shares constituting less than one unit of UKC stock may request that UKC purchase the shares held by the holder constituting less than one unit.

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(b)	System of additional purchase by shareholders holding shares constituting less than one unit (additional purchase to own 100 shares)

In accordance with Article 194, Paragraph 1 of the Companies Act and UKC’s articles of incorporation, a system pursuant to which a holder of shares constituting less than one unit of UKC stock may purchase the number of shares of UKC common stock which, together with the number of shares held by the holder constituting less than one unit, will constitute one unit (100 shares).  At present, UKC has no such system of additional purchase in place.  Nevertheless, UKC is expected to establish a system of additional purchase subject to the effectuation of the partial amendment of its articles of incorporation to introduce the system of additional purchase with respect to shares constituting less than one unit at UKC’s extraordinary shareholders’ meeting scheduled to be held on November 27, 2018.

2)	Basis for terms of the allotment in relation to the Absorption-type Merger

a.	Basis and reason for the terms of the allotment

To ensure the fairness of the merger ratio in the Absorption-type Merger, the Parties have decided to respectively and separately request a third-party valuation institution, independent of both companies, to calculate the merger ratio.  The Parties appointed Daiwa Securities Co. Ltd. (“Daiwa”) and PLUTUS CONSULTING Co., Ltd. (“PLUTUS”) as their respective third-party valuation institutions.

The Parties have carefully considered the results of the analysis and advice submitted or provided by their respective third-party valuation institutions mentioned above.  the Parties have also sincerely conducted negotiations and consultations with consideration given to and based on, among other factors, their respective financial condition, business performance and stock price performance.  As a result, the Parties have concluded and agreed that the merger ratio set out in “3(1)(i)1)Details of the allotment in the Absorption-type Merger” above is appropriate and will contribute to the benefit of their respective shareholders.

b.	Matters concerning the calculation

(i)	Name of the valuation institutions and relationship with the Parties

Both Daiwa and PLUTUS are third-party valuation institutions which are independent of the Parties.  Daiwa and PLUTUS are not related to either UKC or the Company and have no material interest to be noted in the Absorption-type Merger.

(ii)	Outline of the calculation

Daiwa calculated the merger ratio using the market stock price analysis because the common stock of each of the Parties is listed on a financial instruments exchange and their market prices exist.  Daiwa also used the discounted cash flow analysis (the “DCF Analysis”) to account for the future business operations of the Parties in the valuation.

The table below shows the results of the calculation of the merger ratio derived from each of the methods in which the value per share of the UKC common stock is set to one (1).

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Analysis methods adopted	Calculation results of the merger ratio
Market stock price analysis	0.91 - 1.01
DCF Analysis	0.71 - 1.16

In performing the market stock price analysis, Daiwa set September 13, 2018 as the calculation reference date.  Then, for each stock of the Parties on the TSE, Daiwa performed the calculations by referring to the closing price on the calculation reference date as well as the simple average of the closing prices for the most recent one-week, one-month, three-month and six-month periods up to the calculation reference date, and for the 76 business days from May 30, 2018 (the business day following May 29, 2018, which is the date of publishing by UKC of “Announcement on Establishment of a Medium-term Management Plan”) to the calculation reference date.

In the DCF Analysis, Daiwa analyzed the Parties’ respective corporate values and stock values by discounting the free cash flows that were expected to be generated by each company in the future to the current value at a certain discount rate.  Daiwa’s analysis was based on the business plans provided by the Parties, respectively, for the fiscal year ending in March 2019, until the fiscal year ending in March 2021.  It should be noted that the business plan submitted by the Company to Daiwa, which is consistent with the numerical targets set in the New Medium-term Management Plan and was used as the basis for the DCF Analysis, includes fiscal years in which there will be a significant year-on-year increase in profits.  This is because the following increases in the operating income are expected: (i) in the fiscal year ending in March 2019, an increase of JPY 970 million over the fiscal year ended in March 2018, which mainly reflects the significant growth of the procurement business and an improvement in the device business’ gross margin ratio; (ii) in the fiscal year ending in March 2020, an increase of JPY 1,500 million over the fiscal year ending in March 2019, which is supported principally by the development of the plant factory business; and (iii) in the fiscal year ending in March 2021, an increase of JPY 2,411 million over the fiscal year ending in March 2020, which is caused by, among other factors, further progress in the plant factory business, growth of the power generation business and continued expansion of the procurement business.

By contrast, UKC’s business plan does not include any fiscal year in which a significant year-on-year increase or decrease in profits is expected.

The Parties’ business plans on which the DCF Analysis was based do not incorporate the synergy effect from the Business Integration.

Meanwhile, PLUTUS calculated the merger ratio using the market stock price analysis because the common stock of each of the Parties is listed on a financial instruments exchange and their market prices exist.  In addition, the DCF Analysis was adopted by PLUTUS to account for the future business operations of the Parties in the valuation.

The table below shows the results of the calculation of the merger ratio derived from each of the methods in which the value per share of the UKC common stock is set to one (1).

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Analysis methods adopted	Calculation results of the merger ratio
Market stock price analysis	0.912 - 1.026
DCF Analysis	0.709 - 1.283

In performing the market stock price analysis, PLUTUS set September 13, 2018 as the calculation reference date.  Then, to calculate the merger ratio, PLUTUS reviewed the closing prices of the Parties’ stocks on the TSE on the calculation reference date and the simple average of the closing prices of each stock for the most recent one-month, three-month and six-month periods, each ending on the calculation reference date.

In the DCF Analysis, PLUTUS analyzed the Parties’s respective corporate values and stock values by discounting the free cash flows that were expected to be generated by each company in the future to the current value at a certain discount rate.  PLUTUS’ analysis was based on the business plans provided by the Parties, respectively, for the fiscal year ending in March 2019, until the fiscal year ending in March 2021.  It should be noted that the business plan submitted by the Company to PLUTUS, which is consistent with the numerical targets set in the New Medium-term Management Plan and was used as the basis for the DCF Analysis, includes fiscal years in which there will be a significant year-on-year increase in profits.  This is because the following increases in the operating income are expected: (i) in the fiscal year ending in March 2019, an increase of JPY 970 million over the fiscal year ended in March 2018, which mainly reflects the significant growth of the procurement business and an improvement in the device business’ gross margin ratio; (ii) in the fiscal year ending in March 2020, an increase of JPY 1,500 million over the fiscal year ending in March 2019, which is supported principally by the development of the plant factory business; and (iii) in the fiscal year ending in 2021, an increase of JPY 2,411 million over the fiscal year ending in March 2020, which is caused by, among other factors, further progress in the plant factory business, growth of the power generation business and continued expansion of the procurement business.

By contrast, UKC’s business plan does not include any fiscal year in which a significant year-on-year increase or decrease in profits is expected.

The Parties’ business plans on which the DCF Analysis was based do not incorporate the synergy effect from the Business Integration.

c.	Measures to ensure fairness

(i)	Acquisition of valuation reports from third-party valuation institutions

To ensure the fairness and appropriateness of the merger ratio used in the Absorption-type Merger, UKC received from Daiwa, a third-party valuation institution, a valuation report as of September 13, 2018, concerning the merger ratio to be used in the Absorption-type Merger.  UKC has not obtained from Daiwa an opinion to the effect that the merger ratio in the Absorption-type Merger is fair or appropriate to UKC from a financial viewpoint (a fairness opinion).

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To ensure the fairness and appropriateness of the merger ratio used in the Absorption-type Merger, the Company received from PLUTUS, a third-party valuation institution, a valuation report as of September 13, 2018, concerning the merger ratio to be used in the Absorption-type Merger.  The Company has not obtained from PLUTUS an opinion to the effect that the merger ratio in the Absorption-type Merger is fair or appropriate to the Company from a financial viewpoint (a fairness opinion).

(ii)	Advice from independent law firms

To ensure the fairness and appropriateness of the decision-making of UKC’s board of directors, UKC has appointed Anderson Mori & Tomotsune as its legal adviser and has received its legal advice regarding UKC’s decision-making methods and process, among other issues.  Anderson Mori & Tomotsune does not have any material interest in either UKC or the Company.

To ensure the fairness and appropriateness of the decision-making of the Company’s board of directors, the Company has appointed Mori Hamada & Matsumoto as its legal adviser and has received its legal advice regarding the Company’s decision-making methods and process, among other issues.  Mori Hamada & Matsumoto does not have any material interest in either the Company or UKC.

d.	Measures to avoid conflicts of interest

No special measure has been taken because the Absorption-type Merger will not give rise to any particular relationship involving a conflict of interest between the Parties.

3)	Matters related to the appropriateness of the amount of share capital and reserves of the company surviving the absorption-type merger

The amount of UKC’s share capital and reserves will not increase due to the Absorption-type Merger.  This decision was made within the scope of laws and regulations after comprehensively considering and reviewing the financial condition, capital policy and other circumstances of UKC and we consider it to be appropriate.

(ii)	Reason why the shares of UKC was selected as the consideration

The Parties selected the shares of UKC, which will be the company surviving the absorption-type merger, as the consideration for the merger of the shares of the Company pertaining to the Absorption-type Merger.  The Parties decided that it is appropriate that the shares of UKC be the consideration pertaining to the Absorption-type Merger, after considering that the shares of UKC are listed on the First Section of Tokyo Stock Exchange, Inc. and that all shareholders who hold shares of the Company will be able to enjoy the synergy effects from the Absorption-type Merger by receiving the shares of UKC, which will be the company surviving the absorption-type merger.

(iii)	Matters related to the protection of minority shareholders in an absorption-type merger between companies under common control

Not applicable since the Parties are not under common control.

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(2)	Matters of reference regarding the consideration for the merger (Article 182, Paragraph 1, Item 2 and Paragraph 4 of the Ordinance for Enforcement of the Companies Act)

(i)	Details of the Articles of Incorporation of UKC

Chapter 1

General Provisions

Article 1 (Trade Name)

The name of the Company shall be “Kabushiki Kaisha UKC Holdings” and in English it shall be “UKC Holdings Corporation.”

Article 2 (Purpose)

The purposes of the Company shall be to engage in the following businesses, and by holding shares or equity in companies that engage in the following businesses and foreign companies which engage in businesses equivalent thereto, to control or manage the business activities of such companies:
(1)	Manufacture and sale of electronic equipment
(2)	Development, sale, and import/export of electronic components
(3)	Manufacture, sale, and import/export of equipment relating to the preceding two items
(4)	Development and import/export of technology for use relating to the preceding three items
(5)	Contracting of various tests and chemical analysis of electronic components
(6)	Development, design, and sale of software to be embedded in household electronic products
(7)	Development, design, and sale of computer software
(8)	Contracting of planning, design, and operation of communication networks that use an information system or the Internet
(9)	Sale of second hand video, audio, and information telecommunication equipment, as well as accessories relating to these
(10)	Rental of video, audio, and information telecommunication equipment, as well as accessories relating to these
(11)	Recycling of paper products such as waste paper and cardboard, as well as development, manufacture, sale, and leasing of products that use these
(12)	Development, manufacture, sale, recycling, and leasing of packing tools
(13)	Provision of consultation in regard to the environment
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(14)	Handling of freight transportation
(15)	Worker dispatch business
(16)	All businesses that are incidental to those mentioned in the preceding items

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Article 3 (Location of the Head Office)

The head office of the Company shall be located at Shinagawa-ku, Tokyo, Japan.

Article 4 (Organs)

The Company shall have, in addition to the General Meeting of Shareholders and Directors, the following organs:
(1)          Board of Directors
(2)          Audit and Supervisory Committee
(3)          Financial Auditors

Article 5 (Method of Public Notices)

The public notices of the Company shall be given by way of electronic public notice; provided, however, that if the Company is unable to give public notices by way of electronic public notice due to an accident or other unavoidable reasons, they shall be given by the method of publication in “The Nikkei” newspaper.

Chapter 2

Shares

Article 6 (Total Number of Shares Authorized to Be Issued)

The total number of shares authorized to be issued by the Company shall be 57,000,000.

Article 7 (Acquisition of Own Shares)

The Company may, by resolution of the Board of Directors, acquire its own shares through market transactions as well as other means pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8 (Number of Shares per Share Unit)

The number of shares per share unit of the Company shall be 100.

Article 9 (Rights Regarding Shares Less Than One Unit)

A shareholder of the Company may not exercise any rights other than the rights listed below with regard to shares less than one unit held by the shareholder:
(1)          Rights set forth in items of Article 189, Paragraph 2 of the Companies Act;
(2)          Right to make a demand pursuant to the provisions of Article 166, Paragraph 1 of the Companies Act; and
(3)          Right to receive an allotment of offered shares and offered share acquisition rights in proportion to the number of shares held by the shareholder

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Article 10 (Shareholder Register Administrator)

1	The Company shall have a shareholder register administrator.
2	The shareholder register administrator and the place of business thereof shall be designated by resolution of the Board of Directors.
3
The preparation and keeping of the shareholder register and the share acquisition right register of the Company and other administrations relating thereto shall be outsourced to the shareholder register administrator, and shall not be handled by the Company itself.

Article 11 (Share Handling Regulations)

Handling of the Company’s shares and the fees therefor and procedures and so on relating to the exercise of shareholder rights shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to applicable laws and regulations and these Articles of Incorporation.

Chapter 3

General Meeting of Shareholders

Article 12 (Convocation)

An Ordinary General Meeting of Shareholders of the Company shall be convened in June every year. An Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

Article 13 (Record Date of Ordinary General Meeting)

The record date for voting rights at the Company’s Ordinary General Meeting of Shareholders shall be March 31 every year.

Article 14 (Convener and Chairmanship of General Meeting of Shareholders)

1	The President shall convene General Meeting of Shareholders and chair the meetings.
2
In cases where the President is prevented from so acting, another Director who is designated in accordance with an order of priority determined in advance by the Board of Directors shall convene a General Meeting of Shareholders and chair the meeting.

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Article 15 (Internet Disclosure and Deemed Provision of Reference Materials for the General Meeting of Shareholders, Etc.)

When the Company convenes a General Meeting of Shareholders, if it discloses information that is to be stated or indicated in the Reference Materials for the General Meeting of Shareholders, Business Report, Non-consolidated Financial Statements and/or Consolidated Financial Statements through the Internet in accordance with the provisions prescribed by the Ordinance of the Ministry of Justice, it may be deemed that the Company has provided this information to shareholders.

Article 16 (Method for Making Resolutions)

1
Unless otherwise provided for by laws and regulations, and these Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be made by a majority of the votes of the shareholders who are present at the meeting and entitled to exercise their votes at such meetings.

2
Resolutions of a General Meeting of Shareholders as prescribed in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

Article 17 (Proxy Voting)

1	Every shareholder may exercise his/her votes by having one other shareholder of the Company with voting rights act as a proxy on his/her behalf.
2	A shareholder or a proxy must submit to the Company a document evidencing the proxy’s authority to represent at each General Meeting of Shareholders.

Chapter 4

Directors, Board of Directors, and Audit and Supervisory Committee

Article 18 (Number of Members)

1	The Company’s Directors (excluding Directors who are Audit and Supervisory Committee Members) shall have no more than ten members.
2	The Company’s Directors who are Audit and Supervisory Committee Members shall have no more than five members.

Article 19 (Method of Election)

1	Directors shall be elected at a General Meeting of Shareholders, distinguishing between those Directors who are Audit and Supervisory Committee Members and other Directors.

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2
Resolutions on the election of a Director shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

3	Resolutions for the election of Directors shall not be conducted by cumulative voting.

Article 20 (Term of Office)

1
The term of office of a Director (excluding Directors who are Audit and Supervisory Committee Members) shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year out of the business years terminating within one year after the election of the Director.

2
The term of office of a Director who is an Audit and Supervisory Committee Member shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year out of the business years terminating within two years after the election of the Director.

3
The term of office of a Director who is an Audit and Supervisory Committee Member elected as a substitute of a Director who is an Audit and Supervisory Committee Member and who retired from office before the expiration of the term of office shall continue until the time the term of office of the retired Director who is an Audit and Supervisory Committee Member is to expire.

4
The valid period of a resolution to elect a Director who is an Audit and Supervisory Committee Member elected as a substitute pursuant to Article 329, Paragraph 3 of the Companies Act shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year out of the business years terminating within two years after the election of the Director.

Article 21 (Representative Directors and Directors With Special Titles)

1	The Board of Directors shall appoint Representative Directors from Directors (excluding Directors who are Audit and Supervisory Committee Members) by its resolution.
2
The Board of Directors may appoint, by its resolution, from Directors (excluding Directors who are Audit and Supervisory Committee Members), one Chairman, one Vice Chairman, one President, one or a small number of Executive Vice Presidents, one or a small number of Senior Managing Directors, one or a small number of Managing Directors, and one or a small number of Director and Advisors.

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Article 22 (Convener and Chairmanship of Meeting of the Board of Directors)

1	Unless otherwise provided for by laws and regulations, the Chairman shall convene meetings of the Board of Directors and chair the meetings.
2
In cases where the post of the Chairman is vacant, or the Chairman is prevented from so acting, the President convene a meeting of the Board of Directors and chair the meeting. In such cases, if the President is prevented from so acting, another Director who is designated in accordance with an order of priority determined in advance by the Board of Directors shall so act.

Article 23 (Notice of the Board of Directors Meeting)

1
When convening a meeting of the Board of Directors, a notice shall be dispatched to each Director at least three days before the day of the meeting; provided, however, that this period may be reduced in case of urgent needs.

2	With the consent of all Directors, a meeting of the Board of Directors may be held without following the convening procedures.

Article 24 (Notice of the Audit and Supervisory Committee)

1
When convening a meeting of the Audit and Supervisory Committee, a notice shall be dispatched to each Audit and Supervisory Committee Member at least three days before the day of the meeting; provided, however, that this period may be reduced in case of urgent needs.

2	With the consent of all Audit and Supervisory Committee Members, a meeting of the Audit and Supervisory Committee may be held without following the convening procedures.

Article 25 (Omission of Resolutions of the Board of Directors)

The Company shall deem that a resolution of the Board of Directors has been made in cases where the requirements set forth in Article 370 of the Companies Act have been fulfilled.

Article 26 (Delegation to Directors)

The Company may delegate to Directors decision-making regarding execution of business operations by resolution of the Board of Directors (excluding matters specified in each item of Article 399-13, Paragraph 5 of the Companies Act) pursuant to Article 399-13, Paragraph 6 of the Companies Act.

Article 27 (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to applicable laws and regulations and these Articles of Incorporation.

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Article 28 (Audit and Supervisory Committee Regulations)

Matters concerning the Audit and Supervisory Committee shall be governed by the Audit and Supervisory Committee Regulations established by the Audit and Supervisory Committee, in addition to applicable laws and regulations and these Articles of Incorporation.

Article 29 (Remuneration, Etc.)

Remuneration, bonuses and other economic benefits given by the Company in consideration for the execution of duties (hereinafter referred to as the “Remuneration, Etc.”) to Directors shall be determined by resolution of a General Meeting of Shareholders, distinguishing between those Directors who are Audit and Supervisory Committee Members and other Directors.

Article 30 (Exemption of Directors From Liability)

1
Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including former Directors) from his/her liability for damages arising from neglecting his/her duties to the extent permitted by laws and regulations.

2
The Company may conclude agreements with Directors (excluding Directors who are executive directors) to limit their liabilities for damages due to negligence of their duties pursuant to Article 427, Paragraph 1 of the Companies Act; provided, however, the maximum amount of the liabilities pursuant to such agreement shall be limited to the amount prescribed by laws and regulations.

Chapter 5

Financial Auditors

Article 31 (Election of Financial Auditors)

Financial Auditors shall be elected by resolution of a General Meeting of Shareholders.

Article 32 (Term of Office of Financial Auditors)

1
The term of office of a Financial Auditor shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year out of the business years terminating within one year after the election of the Financial Auditor.

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2
A Financial Auditor, unless otherwise resolved at the Ordinary General Meeting of Shareholders of the preceding paragraph, shall be deemed to have been reappointed at said Ordinary General Meeting of Shareholders.

Article 33 (Remuneration of Financial Auditors, Etc.)

Remuneration etc. of the Financial Auditors shall be determined by the Representative Director with the consent of the Audit and Supervisory Committee.

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Chapter 6

Accounts

Article 34 (Business Year)

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 35 (Organizational Body to Determine Dividends of Surplus, Etc.)

Unless otherwise provided for by laws and regulations, the Company may, by resolution of the Board of Directors, determine dividends of surplus and other matters set forth in the items of Article 459, Paragraph 1 of the Companies Act.

Article 36 (Record Date for Dividends of Surplus)

1	The record date for year-end dividends of the Company shall be March 31 of each year.
2	The record date for interim dividends of the Company shall be September 30 of each year.
3	In addition to the provisions of the preceding two paragraphs, the Company may pay dividends of surplus by setting a record date.

Article 37 (Prescription for Payment of Dividends)

1
In cases where the dividend property is monetary and the dividends have not been received after the lapse of three full years from the date of commencement of payment thereof, the Company shall be exempt from the obligation to pay such dividends.

2	The money of the preceding paragraph shall not accrue interest.

Supplementary Provisions
(Provisional Measures regarding Exemption of Statutory Auditors from Liabilities)

1
The Company may, by resolution of the Board of Directors, exempt Statutory Auditors (including former Statutory Auditors) from liability specified in Article 423, Paragraph 1 of the Companies Act resulting from conduct prior to conclusion of the ninth Ordinary General Meeting of Shareholders to the extent permitted by laws and regulations.

2
Agreements limiting the liability specified in Article 423, Paragraph 1 of the Companies Act relating to the conduct of Statutory Auditors (including former Statutory Auditors) prior to conclusion of the ninth Ordinary General Meeting of Shareholders shall be as set forth in Article 35, Paragraph 2 of the Articles of Incorporation prior to amendment by resolution of that Ordinary General Meeting of Shareholders.

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(ii)	Matters related to the method of conversion of the consideration for the merger into cash

1)	The market on which the consideration for the merger is traded

UKC’s shares are traded on the First Section of the Tokyo Stock Exchange.

2)	The person acting as intermediary, broker or agency for transactions of the consideration for the merger

UKC’s shares are traded through intermediation, brokerage, and the like by various securities companies and the like throughout Japan.

3)	When a restriction exists on the transfer or other disposition of the consideration for the merger, the content thereof

Not applicable.

(iii)	Matters related to the market price of the consideration for the merger

The historical prices of UKC’s shares on the First Section of the Tokyo Stock Exchange over the past six month period are as follows.

Month	April 2018	May 2018	June 2018	July 2018	August 2018	September 2018
Highest share price (yen)	2,340	2,406	2,525	2,413	2,469	2,747
Lowest share price (yen)	2,093	2,136	2,236	2,212	2,119	2,292

You can view the current and historical market prices of UKC’s shares through share price information and charts published by the Tokyo Stock Exchange at the following URL:  http://www.jpx.co.jp/

(iv)	Details of UKC’s balance sheets to each fiscal year the last day of which arrived in the past five years

For each fiscal year, UKC filed an annual securities report in accordance with Article 24, Paragraph 1 of Financial Instruments and Exchange Act.

(3)
Matters related to the appropriateness of a provision for share options pertaining to the absorption-type merger (Article 182, Paragraph 1, Item 3 and Paragraph 5 of the Ordinance for Enforcement of the Companies Act)

Not applicable.

(4)	Matters related to financial statements, etc. (Article 182, Paragraph 1, Item 4 and Paragraph 6 of the Ordinance for Enforcement of the Companies Act)

(i)	Details of UKC’s financial statements for the last fiscal year

The details of UKC’s financial statements for the last fiscal year are as stated in “Schedule (provided document).”  Note that UKC’s consolidated explanatory notes and notes to the financial statements for the last fiscal year are available on the Company’s website (http://www.vitec.co.jp) and have thus not been included in this convocation notice in accordance with the provisions of laws, regulations and Article 15 of the Articles of Incorporation of the Company.

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(ii)	Details of events having a material impact on the status of company property occurs at the Parties after the last day of the last fiscal year

1)	The Company

a.
In April 2, 2018, Vitec Vegetable Factory Co., Ltd., a consolidated subsidiary of the Company, conducted, as a part of new development strategies for a plant factory business, a capital increase by third-party allotment in which Vitec Vegetable Factory Co., Ltd. allotted its shares to partner companies for each field in the plant factory business and the Company subscribed for those shares.  The outline of the capital increase is as follows:

(i)	Number of shares issued: 500,000 shares
(ii)	Issue price: 10,000 yen per share
(iii)	Total issue price: 5,000,000,000 yen
(iv)	Main parties to which shares were allotted:

VITEC HOLDINGS CO., LTD.	304,000 shares
CANON ELECTRONICS INC.	50,000 shares
Ryonetsu Kogyou Co., Ltd.	50,000 shares
Development Bank of Japan Inc.	20,000 shares
KOKUBU GROUP CORP.	10,000 shares

b.	The Company executed the Absorption-type Merger Agreement with UKC on September 14, 2018. For details of the Absorption-type Merger Agreement, see 2. Details of Absorption-type Merger Agreement.

UKC and VITEC GLOBAL ELECTRONICS CO., LTD (“VGEL”), a wholly-owned subsidiary of the Company, executed an absorption-type company split agreement on September 14, 2018 to effect an absorption-type company split with UKC as UKC being split and VGEL as the successor company, in which UKC’s rights and obligations for its device business will be succeeded to by VGEL with a scheduled effective date of April 1, 2019, subject to the effectuation of the Absorption-type Merger as a condition precedent.

2)	UKC

UKC executed the Absorption-type Merger Agreement with the Company on September 14, 2018.  For details of the Absorption-type Merger Agreement, see 2. Details of Absorption-type Merger Agreement. UKC and VGEL, a wholly-owned subsidiary of the Company, executed an absorption-type company split agreement on September 14, 2018 to effect an absorption-type company split with UKC as UKC being split and VGEL as the successor company, in which UKC’s rights and obligations for its device business will be succeeded to by VGEL with a scheduled effective date of April 1, 2019, subject to the effectuation of the Absorption-type Merger as a condition precedent.

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Proposal No. 2:	Dividends of Surplus

As stated in Proposal No. 1, on September 14, 2018 the Company executed the Absorption-type Merger Agreement with UKC, in which UKC will survive and the Company will be absorbed, and the effective date of which will be April 1, 2019 (scheduled).

In connection with the above, and after taking into account, among others, factors such as the business performance to date in the current fiscal year and the development of businesses in the future, the Company would like to pay dividends of surplus as follows to shareholders of its common stock and registered pledgees of its shares who were stated or recorded in the final shareholder registry of the Company as of March 31, 2019, in lieu of year-end dividends for the fiscal year ending March 2019, subject to conditions precedent that the Absorption-type Merger becomes effective and that a Board of Directors resolution is made at the Board of Directors meeting of UKC after the effectuation of the Absorption-type Merger to the effect that the dividends of surplus based on this proposal are ratified.

Because the Company paid JPY 35 per share as interim dividends, the annual dividends of the current year will be JPY 70 per share.

Matters related to dividends of surplus

1.	The kind of the Dividend property

Money

2.	Matters regarding the assignment of the Dividend Property to shareholders and its total amount

JPY 35 per share of common stock of the Company; a maximum total amount of JPY 503,080,305

* The maximum amount of the total amount is the amount obtained by multiplying 14,373,723 shares (which number is obtained by deducting the number of treasury shares from the total number of issued shares as of September 30, 2018) by the amount of dividend per share.

3.	The day on which such distribution of dividend of surplus takes effect

The business day immediately following UKC’s Ordinary General Meeting of Shareholders scheduled to be held in June, 2019

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Access to the Venue of the General Meeting of Shareholders

Location:	HARBOR CIRCUS, 3F, Dai-ichi Hotel Tokyo Seafort, 2-3-15, Higashi Shinagawa, Shinagawa-ku, Tokyo

Access:

◆	Directly connected to the Central Exit of “Tennozu Isle” station on the Tokyo Monorail

◆	Four minutes’ walk from Exit A of “Tennozu Isle” station on the Rinkai Line

◆	Five minutes by Toei Bus from Konan exit (East exit) of “Shinagawa” station on the JR Line

Take the “Tennozu Isle Circuit” bus and get off at “Tennozu Isle”

or

Take the bus for “Rinkai Line Tennozu Isle Station” and get off at “Tennozu Isle.”

No parking lots are reserved for attendees.  Please use public transportation.

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(Accompanying documents)

Business Report
April 1, 2017 to March 31, 2018

1. Current Status of the Group
(1) State of Operations in Fiscal Year Ended March 31, 2018
(i) Business Operations and Results
Although Japan’s economy for the fiscal year ended March 31, 2018 has been on a gradual recovery path thanks to improvements in corporate earnings, employment, and capital spending, backed by the Japanese government’s economic and the Bank of Japan’s monetary policy, uncertainties still lie ahead with concerns about a rise of protectionism including in the U.S., Brexit, and geopolitical risks.

The electronics industry to which the Group belongs still depends on smartphones for its growth although the market growth rate of smartphones is slowing. On the other hand, automobile- and industry-related market is expected to grow with the evolution of car electronics and automation, IoT (Internet of Things), and AI (artificial intelligence).

Under these circumstances, the Group, with sales of semiconductors and electronic components manufactured by Sony as its core business, focused continuously on expanding high value-added businesses such as EMS (electronic manufacturing service), extending product lines, and creating new businesses.

As a result, the Group recorded consolidated net sales of 301,449 million yen (up 10.1% year on year), consolidated operating profit of 4,384 million yen (loss of 6,603 million yen in the previous fiscal year), consolidated ordinary profit of 3,908 million yen (loss of 7,385 million yen in the previous fiscal year) and consolidated net profit attributable to owners of parent of 2,129 million yen (loss of 8,688 million yen in the previous fiscal year) in the fiscal year ended March 31, 2018. A consolidated operating loss, consolidated ordinary loss, and consolidated net loss attributable to owners of parent were recorded in the previous year on account of the provision of allowance for doubtful accounts recorded at the subsidiaries in Hong Kong and Singapore.

[Business Segment Information]

a. Semiconductors and electronic components
Net sales grew due to good sales to overseas smartphone makers Segment income turned into the black due to a reduction of the impact of the provision of allowance for doubtful accounts recorded at the subsidiaries in Hong Kong and Singapore in the previous fiscal year in addition to an increase in net sales.

As a result, net sales grew to 282,420 million yen (up 10.5% year on year) and segment income was 3,954 million yen (loss of 6,880 million yen in the previous fiscal year).

b. Electronic equipment
Net sales grew due to an increase in demand for 4K and surveillance cameras. Segment income grew significantly due to an increase in net sales and profitability.

As a result, net sales grew to 18,091 million yen (up 6.5% year on year) and segment income grew to 401 million yen (up 60.2% year on year).

c. System equipment
Net sales of the contactless IC card business dropped slightly with a recent slowdown in demand although e-money applications continue to expand in the contactless IC card business.

Net sales of the contracted reliability test and environmental material analysis service business dropped slightly on account of heavy rains in Kyushu although automobile-related inquiries are brisk.

As a result, net sales dropped to 2,809 million yen (down 2.8% year on year) and segment income dropped to 201 million yen (down 1.9% year on year).

(ii) Status of Capital Investment
The Group’s status of capital investment in the fiscal year ended March 31, 2018, totaled 609 million yen, the bulk of which was spent on operating assets for consolidated subsidiaries.

(iii) Status of Funding
The Group relied mainly on short-term borrowings to meet its financing needs in the fiscal year ended March 31, 2018. It has also been factoring receivables and endeavoring to slim down the asset side of its balance sheet. Additionally, it runs a group financing program with the aim of reducing and stabilizing working-capital financing costs within the Group.

(2) Status of Financial Position and Profitability
(i) Group’s Financial Position and Profitability

Financial indicators		6th Fiscal Year (ended Mar 2015)	7th Fiscal Year (ended Mar 2016)	8th Fiscal Year (ended Mar 2017)	9th Fiscal Year (ended Mar 2018)
Net sales	Million yen	253,811	276,709	273,752	301,449
Net income attributable to owners of parent (△refers to loss)	Million yen	2,276	△6,227	△8,688	2,129
Net income per share (△refers to loss)	Yen	145.04	△396.71	△553.49	135.64
Total assets	Million yen	129,859	115,758	124,237	116,388
Net assets	Million yen	54,445	47,078	37,154	39,768
Net assets per share	Yen	3,442.39	2,973.11	2,340.69	2,506.08

Note:	Net income per share was calculated based on the average number of shares outstanding during each fiscal year. Average numbers of shares outstanding exclude treasury shares.

(ii) UKC Holdings’ Financial Position and Profitability

Financial indicators		6th Fiscal Year (ended Mar 2015)	7th Fiscal Year (ended Mar 2016)	8th Fiscal Year (ended Mar 2017)	9th Fiscal Year (ended Mar 2018)
Net sales	Million yen	－	120,507	123,537	131,006
Net income (△refers to loss)	Million yen	675	4,080	△6,219	3,867
Net income per share (△refers to loss)	Yen	43.00	259.92	△396.21	246.39
Total assets	Million yen	39,987	69,897	74,147	80,439
Net assets	Million yen	26,844	30,289	23,383	26,909
Net assets per share	Yen	1,710.13	1,929.62	1,489.70	1,714.36

Note:	Net income per share was calculated based on the average number of shares outstanding during each fiscal year. Average numbers of shares outstanding exclude treasury shares.

(3) Status of Parent Companies and Major Subsidiaries
(i)	Status of Parent Companies Not applicable

(ii)	Status of Significant Subsidiaries

Company	Capital stock	UKC Holdings’ voting rights ratio	Main businesses
UKC Technosolution Corporation	¥350 million	100.0%	Manufacturing/sales of system hardware; quality inspections
UW Technologies Corporation	¥334 million	100.0%	Sales of electronic components
Statutory ELECTRONICS (S) PTE, LTD.	S$4.3 million	100.0%	Sales of electronic components
UKC ELECTRONICS (H.K.) CO., LTD.	US$25.26 million	100.0%	Sales of electronic components
UKC EMS SOLUTION (SHANGHAI) CO., LTD.	US$4 million	100.0% (100.0%)	Sales of electronic components
USC ELECTRONICS (KOREA) CO., LTD.	KRW2 billion	100.0% (100.0%)	Sales of electronic components
Kyoshin Communications Co., Ltd.	¥400 million	80.0%	Sales of electronic components
Infinitec Co., Ltd.	¥50 million	60.0%	Sales of electronic components
KYOSHIN TECHNOSONIC (K) CO., LTD.	KRW12 billion	100.0% (100.0%)	Sales of electronic components
UKC ELECTRONICS (SHANGHAI) CO., LTD.	US$500,000	100.0% (100.0%)	Sales of electronic components
CU TECH CORPORATION	KRW7 billion	100.0%	Manufacturing/sales of electronic components
Dongguan CU Tech Electronics Corporation	US$5 million	100.0% (100.0%)	Manufacturing/sales of electronic components
CU TECH VIETNAM CO.,LTD.	US$5 million	100.0% (100.0%)	Manufacturing/sales of electronic components

Note:	Percentages in parentheses indicate the indirectly owned portion of voting rights.

(iii)	Status of Specified Wholly Owned Subsidiaries as of the end of the fiscal year ended March 31, 2018 Not applicable.

(4) Issues to Be Addressed
Together with the automobile industry, the electronics industry to which the Group belongs is one of the most globalized industries. With technology constantly advancing,  electronics manufacturers are ebbing and flowing on a global scale as well as electronics markets evolve. In recent years, developed nations that until now have been spearheading growth in the global electronics market have matured and stagnated. Meanwhile, in emerging nations, most notably China and India, consumer markets have been growing and manufacturers prospering. The Group expects these trends to inevitably persist going forward, though emerging nations will likely experience temporary downshifts in growth in response to structural economic reforms.

Faced with such a business environment, the Group’s fundamental medium- to long-term strategy is to continuously pursue the accretion of corporate value by expanding its operations in growth markets in addition to its core image-related operations.

In accord with such a basic strategy, the Group’s main management priorities are as follows:
(i) Product line augmentation
The Group will focus on developing and expanding sales of new products tailored to applications (environmental, energy, automotive, medical, other industrial equipment) and geographies (China, ASEAN bloc) with promising growth prospects in addition to products that will help strengthen and expand the foundations of its core image-related operations.
(ii) Sales channel expansion
With Asia, particularly China and the ASEAN bloc, becoming an increasingly important region in business, the Group will efficiently deploy its resources and actively pursue M&A and business alliances to strengthen its Asia sales capabilities.
(iii) Further expansion of business domain
The Group derives over 90% of its net sales from its semiconductor and electronic component segment, which mainly comprises product sales, sales force technical support and EMS businesses. From the standpoint of customer convenience, the Group believes it is important to provide systematized solutions that comprehensively meet customers’ needs instead of merely selling components individually or bundled into sets. To do so, the Group will proactively assimilate hardware and software technologies and services from external sources to complement its own management resources.

In the fiscal year ended March 31, 2017, the Company discovered accounting improprieties in the books of a consolidated subsidiary. It then filed amended securities reports for the previous four fiscal years and corrected previously released disclosures of its consolidated financial results. Upon receipt of an independent investigation committee’s report on July 19, 2017, the Company’s board of directors established a committee on July 20, 2017, to review the independent investigation committee’s report. The newly established committee’s members included the Company’s outside directors, company auditors, an attorney, and a certified public accountant. The committee made recommendations to the Company after meeting on a total of six occasions to gain a fundamental understanding of the matters involved and discuss a basic recurrence prevention policy, specific recurrence prevention measures, and clarification of management responsibilities. The Company’s board of directors adopted the committee’s recommendations in their entirety, without qualification, and passed a resolution regarding specific recurrence prevention measures at the Board of Directors meeting held on August 14, 2017.

In September 2017, the Company appointed a new Group CEO and CFO and immediately thereafter held its first-ever meeting of all of its domestic group companies’ corporate officers. At the meeting, the new Group CEO directed the attendees to tighten compliance and manage their companies with greater transparency. The Group has since been striving to ensure that improvement measures are devised and implemented, mainly through a company-wide recurrence prevention project supported by outside experts.

The basic recurrence prevention policy and specific improvement measures are as follows:
Basic Recurrence Prevention Policy: the Group shall deeply instill a compliance consciousness into its corporate officers; promote greater transparency in its management decision-making processes; implement various safeguards against management risks, particularly with respect to overseas group companies, at the rank-and-file level, management level and board of directors level, and rebuild its PDCA system to deliver more effective control, oversight, and guidance.

The specific improvement measures are as follows:

(i) Reform corporate culture
Foster a compliance consciousness and a corporate culture that respects constructive communication and discussion; and promote greater transparency in decision-making processes pertaining to important matters (such as new businesses, new transactions, handling of delinquent receivables, and capital investments).
a.	Conduct compliance training for officers and employees throughout the Group.

b.	Initiate a Group Management Council that functions better than the existing Management Council
Expand the council’s purview to include not only information-sharing and important decision-making at the parent company but also discussion of overseas group companies’ decision-making.
Meeting frequency: ordinarily once per month (and on an ad hoc basis as needed)
Participants: Directors and company auditors including outside directors and auditors; and group executive officers, group company executives and others involved in agenda items
The board of directors will make decisions based on the outcomes of group management council discussions.
c.	Strengthen governance by clarifying directors’ responsibilities for specific operations
Appoint a director in charge of sales and marketing (and group executive officers respectively in charge of overseas and domestic sales and marketing) and a director in charge of administration, and establish a governance regime.
(ii) Strengthen internal controls
Establish new organizational units responsible for supervision of group companies, group risk management, governance and compliance; staff the new organizational units and increase the Internal Audit Office’s staffing (including by recruiting externally). In addition to fulfilling their respective missions (supervision, control, and audit functions), the new organizational units and Internal Audit Office will effectively prevent oversight lapses by strengthening information-sharing and coordination.
a.	Risk Management Office (supervised by the director in charge of administration)
The Risk Management Office will mainly monitor overseas group companies’ operations and credit extension practices, collect group risk information, promptly consult with the board of directors and report to the board of company auditors about any problems, and formulate corrective measures in response to the problems.
b.	Compliance Promotion Office (supervised by director in charge of administration)
The Compliance Promotion Office will deeply inculcate a compliance consciousness throughout the Group by planning and conducting compliance training programs for officers and employees and measuring the effectiveness thereof. It will also collect information on and coordinate responses to compliance infractions and other problems.
c.	Internal Audit Office
In addition to expanding the internal auditing staff, the Internal Audit Office will improve coordination with the board of company auditors and conduct sufficiently thorough internal audits, particularly with respect to business execution and management risks at group companies overseas.

(iii) Augment Board of Directors’ functions
The board of directors’ basic operating policy with respect to matters reported to and deliberated on by the Board is to discuss and, as warranted, vote on all matters pertaining to important decisions of any business units, including overseas subsidiaries, without exception. The Board will amend the Board of Directors Regulations to reflect this basic operating policy and appropriately operate in accord therewith.
(iv) Utilize outside directors more fully
a.
Establish a forum for periodic sharing and discussion of important matters (such as business opportunities and risks thereof, financial issues) among group executive officers and outside directors, the latter of whom possess a wealth of expertise and experience in corporate management, overseas business, and financial and risk management; and utilize outside directors’ valuable advice in business operations.

b.	Establish an Outside Director Support Section within the General Affairs Division to promote greater utilization of outside directors.
(v) Promote better communication among directors, company auditors, and the independent auditor
Share information on management and business opportunities and risks by establishing a forum for communication among directors (executive officers) and company auditors and between directors (executive officers) and the independent auditor; periodically include outside directors in directors’ communication sessions with the independent auditor.

The Company plans to reorganize as a company with an audit and supervisory committee, subject to shareholders’ approval at its 2018 Ordinary General Meeting of Shareholders. By doing so, the Company aims to further augment its board of directors’ functions and otherwise strengthen its corporate governance.

The Company would appreciate the continued support and guidance of its shareholders.

(5) Major Businesses (as of March 31, 2018)
The Group operates businesses that sell semiconductors and electronic components; sell electronic equipment; and develop, manufacture, and sell system equipment (such as industrial electronic equipment, transmission terminals).

The Company operates businesses that sell semiconductors and electronic components in addition to exercising management control over the entire Group as a holding company.

The Group’s businesses’ respective products and/or services are as follows:

Segment	Major products & services
Semiconductors and electronic components	Semiconductors	Image sensors, memory chips, microcontrollers, system LSI chips, power devices, other semiconductors
	Electronic components/other	LCD panels, batteries, optical pickups, anisotropic conducted film, circuit boards, touch panels, composite parts, other general electronic components, LED lighting, solar panels
	EMS	Electronic Manufacturing services
Electronic equipment	Electronic equipment	VTRs, cameras, AV equipment, video printers
	Recording media	Magnetic tape, optical disks, data storage disks
	Products	Electronic equipment assembled into system products, security-related products
	Other	Electronic equipment repairs, AV equipment rentals, educational software
System equipment	Industrial electronic equipment and transmission terminal equipment	Contactless IC cards (FeliCa, NFC), read/write modules, electronic payment terminals, access control terminals
	Other	Reliability testing services, environmental material analysis services

(6) Major Business Establishments (as of March 31, 2018)

UKC Holdings Corporation
Head Office (Shinagawa-ku, Tokyo), Nishi-Tokyo Sales Office (Tachikawa-shi, Tokyo), Nagoya Sales Office (Nagoya-shi, Aichi Prefecture), Osaka Sales Office (Osaka-shi, Osaka Prefecture), Matsumoto Sales Office (Matsumoto-shi, Nagano Prefecture)

UKC Technosolution Corporation
Head Office (Shinagawa-ku, Tokyo), Yokohama Office (Yokohama-shi, Kanagawa Prefecture), Atsugi QI Center (Atsugi-shi, Kanagawa Prefecture), Kagoshima QI Center (Kirishima-shi, Kagoshima Prefecture), Oita QI Center (Kunisaki-shi, Oita Prefecture) Kumamoto QI Center (Ozu-machi, Kikuchi-gun, Kumamoto Prefecture)

UW Technologies Corporation	Head Office (Shinagawa-ku, Tokyo)
UKC ELECTRONICS (S) PTE,LTD.	Head Office (Singapore)
UKC ELECTRONICS (H.K.) CO., LTD.	Head Office (Hong Kong, China)
UKC EMS SOLUTION (SHANGHAI) CO., LTD.	Head Office (Shanghai, China)
USC ELECTRONICS (KOREA) CO., LTD.	Head Office (Suwon, South Korea)
Kyoshin Communications Co., Ltd.	Head Office (Shinagawa-ku, Tokyo)
Infinitec Co., Ltd.	Head Office (Shinagawa-ku, Tokyo)
KYOSHIN TECHNOSONIC (K) CO., LTD.	Head Office (Seoul, South Korea)
UKC ELECTRONICS (SHANGHAI) CO., LTD.	Head Office (Shanghai, China)
CU TECH CORPORATION	Head Office (Pyeongtaek, Korea)
Dongguan CU Tech Electronics Corporation	Head Office (Dongguan, China)
CU TECH VIETNAM CO.,LTD.	Head Office (Ha Nam Province, Vietnam)

(7) Status of Workforce (as of March 31, 2018)
(i)          Status of the Group’s Workforce (as of March 31, 2018)

Segment	Employees	Change from end of the previous fiscal year
Semiconductors and electronic components	1,873 (8)	+262 (+1)
Electronic equipment	210 (7)	+7 (-3)
System equipment	49 (8)	0 (-1)
Corporate	69 (0)	+7 (0)
Total	2,201 (23)	+276 (-3)

Notes:
1.	Employee counts are numbers of workers. Numbers inside parentheses are average headcounts of temporary workers during the fiscal year, which are not included in the numbers outside parentheses.
2.	The employee count in the “Corporate” row is the number of employees assigned to the Group’s administrative organizations who cannot be classified in a specific business segment.
3.	The increase of 276 employees relative to the previous fiscal year-end was mainly attributable to an increase in employees at overseas consolidated subsidiaries’ employees.

(ii)          Status of the Company’s Workforce (as of March 31, 2018)

Employees	Change from the end of the previous fiscal year	Average age	Average years of service
269 (8)	+11 (+1)	42.5 years	14.7 years

Notes:
1.	Employee counts are numbers of workers. Numbers inside parentheses are average headcounts of temporary workers during the fiscal year.
2.
Some of the Company’s employees were transferred or seconded from the Company’s consolidated subsidiary UKC Technosolution Corporation or one of the Company’s predecessors, USC Limited and Kyoshin TECHNOSONIC Co., Ltd. For these employees, their years of service at these other companies were counted as part of their years of service at the Company in calculating the workforce’s average years of service.

(8) Status of Major Lenders (as of March 31, 2018)

Lender	Amount borrowed (millions of yen)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	15,725
Mizuho Bank, Ltd.	13,111
The Tokyo Tomin Bank, Limited	4,855
Sumitomo Mitsui Banking Corporation	2,868
Mitsubishi UFJ Trust and Banking Corporation	956
Meiji Yasuda Life Insurance Company	300

Notes:
1.	On April 1, 2018, the Bank of Tokyo-Mitsubishi UFJ, Ltd., changed its name to MUFG Bank, Ltd.
2.	On 1 May 2018, The Tokyo Tomin Bank, Limited, merged with the Yachiyo Bank, Limited, and ShinGinko Tokyo, Limited, to form Kiraboshi Bank, Ltd.

(9) Other Important Matters Regarding the Group’s Current Status

Not applicable.

2. Company Information
(1) Stock information (as of March 31, 2018)
(i)	Total number of authorized shares	57,000,000
(ii)	Total number of issued shares	15,700,021
(iii)	Number of shareholders
	Note: Includes 3,367 shares of treasury shares
(iv)	Major shareholders (top 10)	4,227

Shareholder	Number of shares held (thousands)	Ownership ratio
Trust & Custody Services Bank, Ltd., as trustee for Mizuho Trust & Banking Co., Ltd. (Retirement Benefits Trust Account Held by Sony Corporation: 003)	2,234	14.23%
BBH FOR FIDELITY LOW-PRICED STOCK FUND (PRINCIPAL ALL SECTOR SUBPORTFOLIO)	1,309	8.34
OFFICE SUPPORT Inc.	806	5.14
BNP PARIBAS SECURITIES SERVICES SINGAPORE/JASDEC/UOB KAY HIAN PRIVATE LIMITED	742	4.73
Trust & Custody Services Bank,Ltd., as trustee for Mizuho Trust & Banking Co., Ltd. (Retirement Benefits Trust Account Held by The Tokyo Tomin Bank, Limited)	623	3.97
Japan Trustee Services Bank, Ltd. (Trust account)	612	3.90
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	496	3.16
The Master Trust Bank of Japan, Ltd. (Trust account)	384	2.45
Kuniko Nakayama	374	2.38
Mizuho Bank, Ltd.	370	2.35

Notes:	1. Ownership ratio calculations exclude the treasury shares(3,367 shares).
2. Regarding the 2,234 thousand shares held by Trust & Custody Services Bank, Ltd., as trustee for Mizuho Trust & Banking Co., Ltd. (Retirement Benefits Trust Account Held by Sony Corporation: 003), Sony Corporation was notified accordingly by Mizuho Trust & Banking Co., Ltd. to exercise its voting rights, based on their marketable securities trust contract.
3. Regarding the 623 thousand shares held by Trust & Custody Services Bank, Ltd., as trustee for Mizuho Trust & Banking Co., Ltd. (Retirement Benefits Trust Account Held by The Tokyo Tomin Bank, Limited), The Tokyo Tomin Bank, Limited was notified accordingly by Mizuho Trust & Banking Co., Ltd. to exercise its voting rights, based on their retirement benefits trust contract.
4. The Bank of Tokyo-Mitsubishi UFJ, Ltd. changed its trade name to MUFG Bank, Ltd. on April 1, 2018.
5. The Tokyo Tomin Bank Co., Ltd. merged with The Yashiyo Bank Co., Ltd. and ShinGinko, Inc. on May 1, 2018, and changed its trade name to Kiraboshi Bank, Ltd.

(2) Corporate officers
(i) Directors and auditors (as of March 31, 2018)

Position within the company	Name	Responsibilities and significant concurrent positions
President (Representative Director)	Nobuki Kurita	In charge of administration
Director	Masaaki Taguchi	In charge of group company management
Director	Hiroshi Yajima	Executive General Manager, Global Device Sales & Marketing Group (in charge of sales & marketing)
Director	Noriaki Shimazaki
Outside Director, AUTOBACS SEVEN CO., LTD.
Outside Director, Nomura Holdings, Inc.
Director, Nomura Securities Co., Ltd.
Outside Director, LOGINET JAPAN CO., LTD.;
Executive Advisor, The Japanese Institute of Certified Public Accountants

Director	Eisaburo Iwamoto	Auditor, W-SCOPE Corporation
Full-time company auditor	Kiyofumi Morita
Auditor	Yuji Sakakura	Representative Director, Relations Japan Corporation Outside Company Auditor, AUTOBACS SEVEN Co., Ltd.
Auditor	Kiyoshi Togawa	President, VISTOM Marketing Outside Director, SWCC Showa Holdings, Ltd.

Notes:	1. Director Masaaki Taguchi resigned on March 31, 2018.
2. Directors Noriaki Shimazaki and Eisaburo Iwamoto are outside directors.
3. Auditors Yuji Sakakura and Kiyoshi Togawa are outside company auditors.
4. Full-time Company Auditor Kiyofumi Morita has in the past been in charge of financial affairs at USC Limited, and the Company and has an appropriate level of expertise in finance and accounting.
5. The Company has designated Directors Noriaki Shimazaki and Eisaburo Iwamoto and Auditors Yuji Sakakura and Kiyoshi Togawa independent officers, as defined by the Tokyo Stock Exchange, and has submitted notification to the Tokyo Stock Exchange.
6. The following directors and auditors retired during the fiscal year.

Name	Retirement date	Reason for retirement	Position and responsibilities, significant concurrent positions at time of retirement
Nobuyuki Oneda	June 29, 2017	Resignation	Outside Director Visiting Professor, Hitotsubashi University
Yukio Fukuju	September 15, 2017	Expiration of term	Representative Director & President
Yukihiro Matsumura	September 15, 2017	Expiration of term	Outside Director Executive Manager, Administration Department, Corporate Planning & Control Division, Sony Semiconductor Solutions Corporation

(ii) Overview of Contracts for Limitation of Liability
The Company has concluded a contract with each director (excluding executive directors) and auditor to limit his liability for damages referred to in Article 423 (1) of the Companies Act pursuant to the provision of Article 427 (1) of said Act. The maximum amount of liability for damages prescribed in such contract is the sum of the amounts stipulated in the items of Article 425 (1) of said Act.

(iii) Total amount of compensation for directors and auditors

Classification	Number of payees	Total compensation (million yen)
Directors	7	118
Auditors	3	27
Total （Outside Officers）	10 （5）	146 （32）

Notes:	1. The maximum compensation for directors was set at ¥350 million per year or less (not including employee salary) at the 1st Ordinary General Meeting of Shareholders held on June 29, 2010.
2. The maximum compensation for auditors was set at ¥60 million per year or less at the 1st Ordinary General Meeting of Shareholders held on June 29, 2010.
3. For directors, the number of payees and total compensation includes one director who retired on September 15, 2017 and one outside director who retired on June 29, 2017, and their compensation prior to their retirement.
4. For auditors, the number of payees and total compensation do not include one uncompensated outside statutory auditor who retired on September 15, 2017.

(iv). Matters concerning outside officers
a.	Important concurrent positions at other corporations, and relationship between the Company and these corporations
•
Outside Director Noriaki Shimazaki serves as Outside Director at AUTOBACS SEVEN CO., LTD.; Outside Director at Nomura Holdings, Inc.; Director at Nomura Securities Co., Ltd.; Outside Director at LOGINET JAPAN CO., LTD.; and Executive Advisor at The Japanese Institute of Certified Public Accountants. There are no special relationships between the Company and entities where concurrent positions are held.

•	Outside Director Eisaburo Iwamoto serves as Auditor at W-SCOPE Corporation. There is no special relationship between the Company and the entity where concurrent positions are held.
•
Outside CompanyAuditor Yuji Sakakura serves as Representative Director at Relations Japan Corporation and outside company audit and supervisory board member at AUTOBACS SEVEN Co., Ltd. There are no special relationships between the Company and entities where concurrent positions are held.

•
Outside Company Auditor Kiyoshi Togawa serves as President at VISTOM Marketing and Outside Director at SWCC Showa Holdings, Ltd. There are no special relationships between the Company and entities where concurrent positions are held.

b.	Status of main activities in the fiscal year under review
(a)	Attendance at meetings of the board of directors and board of company auditors

	Board of Directors (23 meetings)		Board of Company Auditors (19 meetings)
	Meetings attended	Per cent attended	Meetings attended	Per cent attended
Director Noriaki Shimazaki	23/23	100%	―	―
Director Eisaburo Iwamoto	11/11	100%	―	―
Auditor Yuji Sakakura	22/23	95%	19/19	100%
Auditor Kiyoshi Togawa	10/11	90%	10/11	90%

Note:
Because Outside Director Eisaburo Iwamoto and Outside Company Auditor Kiyoshi Togawa were appointed at the 8th Ordinary General Meeting of Shareholders held on September 15, 2017, the number of board of directors and board of company auditors meetings held is different for them than for other directors and company auditors.

(b)	Remark on the board of directors and board of company auditors
• Outside Director Noriaki Shimazaki provides advice and suggestions aimed at ensuring that decisions by the board of directors are appropriate and fair, based on his wide range of experience as a general trading companyexecutive and his superior insights in the accounting field.
• Outside Director Eisaburo Iwamoto provides input, particularly regarding the Company’s main businesses of semiconductors and electronic components, from an objective position as appropriate and necessary at board of directors meetings, based on his wide range of experience (including as an executive at semiconductor manufacturers and trading companies both in Japan and overseas) and superior insights.
• Outside Company Auditor Yuji Sakakura provides input as appropriate and necessary at board of company auditors meetings, based on the many years of practical experience and the various insights he has amassed as a finance-related executive at a general trading company, a manager at a securities company, and CFO of an M&A advisory firm.
• Outside Company Auditor Kiyoshi Togawa provides input as appropriate and necessary at board of company auditors meetings, based on his wide range of experience (including as a sales executive and chief strategic officer at a performance materials, advanced components, and systems manufacturer, and as a university lecturer) and superior insights.

3) Matters concerning the independent auditor
(i) Name                         KMPG AZSA LLC.

(ii) Amount of fees, etc.

Amount (million yen)
Amount of fees, etc. payable to independent auditor for fiscal year under review	153
Total amount of money and other economic benefit payable to independent auditor by the Company and its subsidiaries	153

Notes:
1. Under the audit agreement between the Company and the independent auditor, the amount of fees, etc. for audits under the Companies Act and the amount of fees, etc. for audits under the Financial Instruments and Exchange Act are not (nor can they effectively be) clearly distinguished from each other; accordingly, the amount stated in “Amount of fees, etc. payable to the independent auditor for fiscal year under review” is the sum of these amounts.

2. The amount stated in “Amount of fees, etc. payable to the independent auditor for fiscal year under review” includes auditing fees related to the amended securities report for the previous fiscal year.
3. The board of company auditors, in the process of approving the amount of fees, etc. payable to the independent auditor, conducted all necessary verification related to the content of the independent auditor’s audit plan, the status of the execution of duties in the accounting audit, and the adequacy of the basis for calculating the estimated fees.
4. Among the Company’s major subsidiaries are overseas subsidiaries that are audited by an auditing firm other than the Company’s independent auditor (including entities that have qualifications equivalent to those of the independent auditor in other countries).

(iii) Policy for determination of dismissal or non-reappointment of the independent auditor
If there is a problem with the independent auditor’s performance of its duties, or if the board of company auditors determines that it is necessary, the board of company auditors will formulate a proposal for the dismissal or non-reappointment of the independent auditor for submission to the Ordinary General Meeting of Shareholders.
If the independent auditor is deemed to fall under any of the items of Article 340 (1) of the Companies Act, the board of company auditors will dismiss the independent auditor based on the consent of all company auditors. In such an eventuality, company auditors selected by the board of company auditors will report on the dismissal of the independent auditor and the reasons for doing so at the first Ordinary General Meeting of Shareholders convened after the dismissal.

(4) Systems for ensuring appropriateness of operations, operational status of such systems
The Company regards Corporate Social Responsibility (CSR) as a basic element of corporate management and proactively implements and improves compliance systems with a view to fulfilling its social responsibilities as a corporation. Recognizing that designing and operating systems for the appropriate execution of business operations is an important management responsibility, the Company has formulated basic policies regarding the following internal control systems. In the future, it will strive to improve and augment these systems by regularly revising these basic policies in accordance with changes in social, economic, and other conditions.

(i) System to ensure that the execution of duties by directors and employees complies with law & regulations and the articles of incorporation

The Company has established a code of conduct aimed at having directors and employees comply with corporate ethics and laws & regulations, take responsible actions, place importance on trustworthiness, have no relationship with antisocial forces, and perpetually contribute to the society. Under a representative director and president responsible for management and operation, the Company strives to promote and thoroughly instill a sense of compliance.

(Operational status)

To foster awareness of and adherence to the code of conduct, the Company distributes easy-to-carry cards to all group employees in Japan and overseas. Audits by company auditors and by the Internal Audit Office confirm awareness of and adherence to the code of conduct.

(ii) System for retention and management of information related to the execution of duties by directors

Based on the Document Management Regulations, information regarding the execution of duties by directors is appropriately and securely compiled and retained in a manner that is easily searchable in accordance with the media used for retention. These records are stored in a manner such that they can be viewed if necessary by directors, company auditors, and the independent auditor.

(Operational status)

Based on the Board of Directors Regulations and the Document Management Regulations, documents related to the board of directors are being managed appropriately, including their retention period and storage location.

(iii) System regarding rules for managing risks of loss and other system

In accordance with its basic policy on corporate governance, the Company practices strategic risk management with the goals of minimizing unforeseen losses, effectively utilizing capital, increasing earnings through appropriate risk control, and maximizing the corporate value of the Company and its group companies. To ensure the effectiveness of such efforts, the Company also formulates and promotes strategic and management plans for individual businesses, plans for assuming risk, and systems for setting levels of allowable risk.

Directors who head individual divisions and employees examine risks, take appropriate measures according to the scale of risk and probability of occurrence, and take actions as necessary to minimize the risk of loss.

(Operational status)

The company has formulated a basic policy on group-wide enterprise risk management (ERM), and based on this policy, directors who head individual divisions and employees thoroughly examine risks at their divisions. Relevant information is shared with the board of directors and other interested parties each quarter, and instructions and directions related to methods of dealing with significant risks are provided. In addition, the company has formulated a basic policy on business continuity for the Group and is establishing a system aimed at preparing for unforeseen circumstances.

(iv) System to ensure the efficiency of the execution of duties by directors

To establish objectives for the growth of the Group in response to changes in the business environment, the Company formulates business plans for individual fiscal years and medium-term business plans. The board of directors meets regularly (once per month) in order to make vital decisions on important matters. The Company has clarified the authority and responsibilities of the representative director and directors in charge of other aspects of business execution, from the perspective of separating management and business execution, through the Segregation of Duties Regulations and the Rules of Authority. Having done so, the Company has these directors execute their duties, strives to speed up decision-making, and ensures the efficiency of business execution.

(Operational status)

The efficient execution of duties is enabled by the clarification of the authority of entities and individuals tasked with decision-making (including authority related to deliberation, approval, and final decision), based on the quantitative criteria (including monetary criteria) and qualitative criteria contained in the aforementioned rules and regulations.
In addition, the Company has established a group management council under the board of directors. This council discusses and studies execution items, business risks, and similar matters that are of importance to the management of the Group.
Based on the Group Management Council Regulations, the council meets on a regular basis (once per month; it also meets on an ad hoc basis if necessary) to discuss and study matters of importance to the Group, such as execution of duties and business risk.

(v) System to ensure the appropriateness of operations of the Group composed of subsidiaries

The Company, as a holding company, conducts appropriate management of subsidiaries and affiliates (including overseas companies) based on its Group Company Management Regulations.

(Operational status)

Based on the aforementioned rules, important items related to the management of subsidiaries are to be either preapproved by or reported on to the Company. In addition, company auditors and the internal audit division coordinate on operational audits for the subsidiaries and ensure the appropriateness of operations in the subsidiaries. The Company also formulates an internal audit plan on an annual basis and conducts various audits of subsidiaries.

(vi) Matters regarding employees assigned the task of assisting company auditors and the independence of such employees from directors

After consultation with its statutory auditors, the Company has established an Auditor Office whose purpose is to assist the statutory auditors. The prior consent of the company auditors ensures the independence of the employees assigned to the Auditor Office in terms of appointments, transfers, evaluations, and disciplinary action.

(Operational status)

Established to assist the company auditors, the Auditor Office is performing these duties in such areas as convening board of company auditors meetings, preparing meeting minutes, and other duties related to the operations of the board of company auditors.

(vii) System related to directors and employees reporting to the board of company auditors, system related to reporting to other company auditors, system for ensuring the effectiveness of audits by company auditors

a. Directors and employees promptly report to company auditors about important matters affecting the operations and earnings of the Company and group companies. They also do so in the event of legal violations related to the execution of operations, violations of the articles of incorporation, misconduct, or facts damaging to the Company and group companies. Methods of reporting are determined through discussion with the directors and company auditors.

(Operational status)

Company auditors attend meetings of the board of directors, the group management council, and various other councils, and proactively provide input from the perspective of a company auditor.
b. The board of company auditors exchanges information with the representative director as necessary, shares an understanding of the importance and utility of audits by company auditors, and ensures the effectiveness of such audits.

(Operational status)

The representative director and company auditors exchange opinions and information.

(5) Basic policy related to control of the Company

There is nothing noteworthy to report.
(6)	Dividend policy

The Company regards the distribution of profits to its shareholders one of its highest priority issues, and its basic policy is to pay dividends in accordance with its earnings position. The Company is striving to establish a robust group management system and corporate governance system to ensure that corporate value increases over the medium- to long-term through investments in growth business domains and investment in rationalization. It also maintains internal reserves in preparation for increased demand for capital in connection with business expansion in addition to the aforementioned investments.

In light of this basic policy, the Company aims for a consolidated payout ratio of 35% to 40%.
The Company plans to pay an end-of-period dividend of ¥30 per share for the fiscal year under review. Combined with the dividends already paid (a ¥30 special dividend and a ¥30 interim dividend), the total dividend for the fiscal year is ¥90 per share.

Consolidated Balance Sheets
(Fiscal year ended March 31, 2018)
(Millions of yen)
Assets		Liabilities
Current assets	107,791	Current liabilities	75,413
Cash and deposit	18,162	Notes and accounts payable-trade	32,554
Notes and accounts receivable-trade	58,299	Short-term borrowings	35,518
Electronically recorded monetary claims-operating	3,866	Current portion of long-term debt	2,300
Merchandise and finished goods	21,033	Lease obligations	84
Work in process	837	Income taxes payable	480
Raw materials and supplies	589	Reserve for bonuses	424
Advance payments	246	Other	4,050
Deferred tax assets	365	Noncurrent liabilities	1,206
Other	5,016	Lease obligations	199
Allowance for doubtful accounts	△626	Deferred tax liabilities	581
Noncurrent assets	8,596	Provision for directors’ retirement benefits	43
Property, plant and equipment	3,100	Net defined benefit liability	197
Buildings and structures	1,112	Other	183
Machinery and equipment	1,267	Total liabilities	76,619
Tools, furniture and fixtures	317	Net assets
Lease assets	277	Shareholders’ equity	34,918
Other	124	Capital stock	4,383
Intangible assets	263	Capital surplus	5,871
Investments and other assets	5,233	Retained earnings	24,668
Investment securities	4,191	Treasury shares	△5
Deferred tax assets	126	Accumulated other comprehensive income	4,419
Fixed operating receivable	10,440	Valuation difference on available-for-sales securities	1,366
Other	2,110	Foreign currency translation adjustments	3,069
Allowance for doubtful accounts	△11,635	Remeasurements of defined benefit plans	△16
		Non-controlling interests	431
		Total net assets	39,768
Total assets	116,388	Total liabilities and net assets	116,388

Consolidated Statement of Income
(Fiscal Year Ended March 31, 2018)
(Millions of yen)
Account	Amount
Net sales		301,449
Cost of sales		285,678
Gross profit		15,771
Selling, general, and administrative expenses		11,386
Operating income (loss)		4,384
Non-operating income
Interest income	30
Dividends income	33
Cash discount	8
Gain on revaluation of investment securities	56
Compensation income	168
Other	117	415
Total non-operating income
Non-operating expenses
Interest payable	727
Foreign exchange loss	88
Other	74	890
Ordinary profit (loss)		3,908
Extraordinary income
Gain on sale of investment securities	330	330
Extraordinary loss
Impairment loss	63
Loss on retirement of non-current assets	65
Loss on business liquidation	482
Cost for correcting financial results for past fiscal year	362	973
Income before income taxes		3,266
Income taxes-current	1,083
Income taxes-deferred	14	1,098
Net income		2,167
Net income attributable to non-controlling interests		38
Net income attributable to owners of parent		2,129

Consolidated Statement of Changes in Net Assets
(April 1, 2017 to March 31, 2018)
(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2017	4,383	6,342	23,010	△5	33,731
Change during the period
Cash dividends from retained earnings		△470	△470		△941
Net income attributable to owners of parent			2,129		2,129
Acquisition of treasury shares				△0	△0
Change of items other than shareholders’ equity (net)
Total change during the period	－	△470	1,658	△0	1,186
Balance as of the end of the period	4,383	5,871	24,668	△5	34,918

	Other accumulated comprehensive income				Non-controlling interests	Total net assets
	Net unrealized gain on other	Foreign currency translation adjustment	Remeasurements of defined benefit	Total other accumulated
Balance as of the beginning of the period	765	2,289	△44	3,010	412	37,154
Change during the period
Cash dividends from retained earnings						△941
Net income attributable to owners of parent						2,129
Acquisition of treasury shares						△0
Change of scope of consolidation	600	780	27	1,408	18	1,427
Change of items other than shareholders’ equity (net)	600	780	27	1,408	18	2,614
Balance as of the end of the period	1,366	3,069	△16	4,419	431	39,768

Balance Sheets (Non-Consolidated)
(As of March 31, 2018)
(Millions of yen)
Assets		Liabilities
Current assets	67,964	Current liabilities	52,755
Cash and deposits	8,372	Notes and accounts payable-trade	12,839
Notes receivable - trade	1,247	Short-term borrowings	34,952
Accounts receivable - trade	37,788	Current portion of long-term debt	2,300
Electronically recorded monetary claims-operating	3,181	Other accounts payable	2,170
Merchandise	12,517	Accrued expenses	96
Advance payments	39	Income taxes payable	46
Short-term loans receivable from subsidiaries and associates	5,427	Deposits received	106
Prepaid expenses	163	Reserve for bonuses	229
Deferred tax assets	222	Other	14
Accounts receivable - other	1,826	Noncurrent liabilities	774
Other	1,698	Deferred tax liabilities	584
Allowance for doubtful accounts	△4,521	Provision for directors’ retirement benefits	88
Noncurrent assets	12,475	Asset retirement obligations	86
Property, plant and equipment	168	Other	14
Buildings and structures	84	Total liabilities	53,529
Tools, furniture and fixtures	56	Net assets
Lease assets	16	Shareholders’ equity	25,534
Construction in progress	11	Capital stock	4,383
Intangible assets	37	Capital surplus	19,634
Software	24	Additional paid-in capital	1,383
Other	13	Other capital surplus	18,250
Investments and other assets	12,268	Retained earnings	1,522
Investment securities	3,116	Other retained earnings	1,522
Shares of subsidiaries and associates	4,839	Retained earnings brought forward	1,522
Long-term loans receivable from subsidiaries and associates	15,521	Treasury shares	△5
Guarantee deposits	246	Valuation and translation adjustments	1,375
Other	10	Valuation difference on available-for-sale securities	1,375
Allowance for doubtful accounts	△11,466	Total net assets	26,909
Total assets	80,439	Total liabilities and net assets	80,439

Statement of Income (Non-Consolidated)
(Fiscal Year Ended March 31, 2018)
(Millions of yen)
Account	Amount
Net sales		131,006
Cost of sales		124,124
Gross profit		6,881
Selling, general and administrative expenses		6,457
Operating income		423
Non-operating income
Interest income	90
Dividend income	2,949
Reserve for loss on guarantees for subsidiaries and associates	7,282
Other	51	10,374
Non-operating expenses
Interest payable	492
Foreign exchange losses	229
Provision for doubtful accounts	5,852
Other	12	6,587
Ordinary income		4,210
Extraordinary income
Gain on sale of investment securities	330	330
Extraordinary loss
Loss on retirement of noncurrent assets	65
Cost for correcting financial results for past fiscal years	362	427
Income before income taxes		4,113
Income taxes-current	241
Income taxes-deferred	3	245
Net income		3,867

Statement of Changes in Net Assets (Non-Consolidated)
(April 1, 2017 to March 31, 2018)
(Millions of yen)
	Shareholders’ equity							Valuation and translation adjustments		Total net assets
	Common stock	Capital surplus			Retained earnings	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total translation and valuation adjustments
		Additional paid-in capital	Other capital surplus	Total capital surplus	Other retained earnings
					Earned surplus carried forward
Balance as of April 1, 2017	4,383	1,383	18,721	20,105	△1,874	△5	22,609	774	774	23,383
Change during the period
Cash dividends from retained earnings			△470	△470	△470		△941			△941
Net income attributable to owners of parent					3,867		3,867			3,867
Acquisition of treasury shares						△0	△0			△0
Change of items other than shareholders’ equity (net)								600	600	600
Total change during the period	－	－	△470	△470	3,396	△0	2,925	600	600	3,526
Balance as of March 31, 2018	4,383	1,383	18,250	19,634	1,522	△5	25,534	1,375	1,375	26,909

Financial Audit Report for Consolidated Financial Statements
Independent Auditor’s Financial Audit Report
May 28, 2018
UKC Holdings Corporation
To the Board of Directors:
KPMG AZSA LLC
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Mr. Junichi Obi	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Mr. Senkou Suzuki	[Seal]

We have audited the consolidated financial statements, comprising the consolidated balance sheets, the consolidated profit and loss statement, the consolidated statement of changes in net assets and the tables of explanatory notes on consolidated financial statements related notes of UKC Holdings Corporation for the consolidated fiscal year from April 1, 2017, to March 31, 2018, in accordance with Article 444-4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and such includes establishment and operation of internal control as management determines is necessary to enable the preparation and a fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the consolidated financial statements as independent auditor based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures are selected and applied depending on our judgment, based on the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the overall presentation of the consolidated financial statements, such as evaluating the appropriateness of accounting policies used and its application and the reasonableness of accounting estimates made by management.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion
In our opinion, the consolidated financial statements referred to above constitute a fair presentation, in all material respects, of the situation of property and profit and loss of the cooperate group which consists of UKC Holdings Corporation and its consolidated subsidiaries for the period for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Conflicts of Interest
There are no noteworthy conflicts of interest between UKC Holdings Corporation and KPMG AZSA LLC or its Engagement Partners, based on provisions in the Certified Public Accountants Act.
(End)

Financial Audit Report for Financial Statements
Independent Auditor’s Audit Report
May 28, 2018
UKC Holdings Corporation
To the Board of Directors:
KPMG AZSA LLC
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Mr. Junichi Obi	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Mr. Senkou Suzuki	[Seal]

We have audited the financial statements, comprising the balance sheets, the profit and loss statement, the statement of changes in net assets and the tables of explanatory notes on unconsolidated financial statements, as well as its annexed detailed statements of UKC Holdings Corporation for the ninth business year from April 1, 2017 to March 31, 2018 in accordance with Article 436-2-1 of the Companies Act.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements and its annexed detailed statements in accordance with accounting principles generally accepted in Japan, and such includes establishing and operating internal control as management determines is necessary to enable the preparation and fair presentation of financial statements and the supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statements and its annexed detailed statements as independent auditor based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and its annexed detailed statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and its annexed detailed statements. The procedures selected and applied are depending on our judgment, based on the assessment of the risks of material misstatement of the financial statements and its annexed detailed statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and its annexed detailed statements  in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the overall presentation of the financial statements and its annexed detailed statements, such as evaluating the appropriateness of accounting policies used and its application and the reasonableness of accounting estimates made by management.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion
In our opinion, the financial statements and its annexed detailed statements referred to above constitute a fair presentation, in all material respects, of the situation of property and profit and loss for the period, for which the financial statements and its annexed detailed statements were prepared, in accordance with accounting principles generally accepted in Japan.

Conflicts of Interest
There are no noteworthy conflicts of interest between UKC Holdings Corporation and KPMG AZSA LLC or its Engagement Partners, based on provisions in the Certified Public Accountants Act.
(End)

Audit Report of the Board of Company Auditors
Audit Report

The board of company auditors of the company , in relation to the directors’ execution of their duties during the ninth business year, from April 1, 2017, to March 31, 2018, has prepared this Audit Report after due deliberation based on the audit reports of each auditor, and hereby reports as follows.

1.	Methods and Details of the Audit by the Auditors and the oard of Company Auditors
(1)
The board of company auditors received reports from the auditors on the implementation and results of their audits while determining auditing policies and the division of work duties, in addition to having received reports on the execution of duties by sirectors and the independent auditor, and requested explanation as necessary.

(2)
While conforming to the auditing standards as decided by the board of company auditors, auditing policies and the division of work duties, each auditor endeavored to communicate with the directors, internal auditing division and other employees, in addition to gathering information and improving the auditing environment, and performed audit using the following methodologies.

1.
The auditors attended the meetings of the board of directors and other important meetings, received reports on the business activities of Directors, employees and others, requested explanations as necessary, inspected material internal decision-making documents, etc., and inspected the status of operations and financial assets at the head office and major business sites. Business reports were received from subsidiaries as necessary as well as communicating  and exchanging information with the directors, auditors and others of the subsidiaries.

2.
The board of company auditors regularly received reports from directors, employees and others about the composition and operation of the systems for ensuring that the execution of the duties of a directors complies with laws, regulations and the articles of incorporation contained in the Business Report and other internal control systems put in place as a result of resolutions passed by the board of directors in accordance with systems defined by Article 100-1 and Article 100-3 of the Ordinance for Enforcement of the Companies Act that are deemed necessary to ensure the properness  of business activities by business group comprised of the said stock company and subsidiary companies thereof. The auditors requested explanations as necessary and voiced their opinions.

3.
The board of company auditors monitored and verified whether the independent auditor remained independent and properly performed audits, received reports from the independent auditor on the execution of their duties, and requested explanations as necessary. The board of statutory auditors also received notifications from the independent auditor on that systems for ensuring that the performance of the duties of independent auditor is being carried out correctly(Article 131 of the Rules of Corporate Accounting) were in compliance with “Quality Control Standards for audit” (Business Accounting Council, October 28, 2005).

Based on the above-mentioned methods, the board of company auditors has examined the Business Report and its annexed detailed statements for the business year under review, financial statements (balance sheets, profit and loss statement, statement of changes in net assets and the tables of explanatory notes on unconsolidated financial statements) and its annexed detailed statement, as well as the consolidated financial statements (consolidated balance sheets, consolidated profit and loss statement, consolidated statement of changes in net assets and the tables of explanatory notes on consolidated financial statements).

2.	Results of the Audit
	(1)	Audit Results for the Business Report, etc.
		1.	The business report and its annexed detailed statement accurately present the status of the company in accordance with related laws and regulations and the articles of incorporation.
2.
The audit did not detect any misconduct by the directors concerning the execution of their duties or any material fact that would constitute a violation of laws and regulations or the articles of incorporation. The audit confirmed that the Board of Directors intends to improve functions for supervising the execution of business by managers as an important part of its internal control system, while working to clarify the decision-making process in important business execution.

3.
The audit found that the substance of the resolutions passed by the Board of Directors that relate to internal control systems is appropriate. Regarding its operation, the audit concluded that the Company is diligently working to improve operations in accordance with the basic policies to prevent a reoccurrence and specific measures to prevent a reoccurrence that were proposed in the Investigation Report by the Independent Investigation Committee with respect to the improper accounting practices that came to light during the fiscal year.

(2)
Audit Results for the Financial Statements and its Annexed Detailed Statement
In our opinion, the methods and results of the audit conducted by the independent auditor, KPMG AZUSA LLC, are appropriate.

	(3)	Audit Results for the Consolidated Financial Statements In our opinion, the methods and results of the audit conducted by the independent auditor, KPMG AZUSA LLC, are appropriate.

May 29, 2018
UKC Holdings Corporation Board of Company Auditors

Full-time Company Auditor	Kiyofumi Morita	[Seal]
Outside Auditor	Yuji Sakakura	[Seal]
Outside Auditor	Kiyoshi Togawa	[Seal]
(End)